Exhibit 99.1

Fred's President Bruce Efird to Assume Additional Role of CEO, Continuing Company's Management Succession Plan

Michael Hayes Will Remain Chairman of the Board

MEMPHIS, Tenn.--(BUSINESS WIRE)--December 11, 2008--Fred's Inc. (NASDAQ: FRED) today announced the promotion of President Bruce A. Efird (age 49) to Chief Executive Officer effective at the commencement of the Company's next fiscal year, February 1, 2009. Efird, who will retain the title of President and remains a director of the Company, will succeed Michael J. Hayes (age 67), who will continue as Chairman of the Board of Directors.

Commenting on the announcement, Michael J. Hayes, said, "We are excited to announce this next step in our plan to provide new leadership at Fred's and lay the groundwork for an orderly transition over the next two months. When Bruce joined Fred's as President in September 2007, he brought to the Company a wealth of experience in merchandising, marketing and management, from various retail venues. Over the last 15 months, he has applied these skills creatively in helping conceptualize, develop and implement one of the most significant and far-reaching strategic plans in the Company's history. The program was designed to enhance sales growth, improve efficiencies and reduce costs. His efforts in this area, coupled with the naming of new leadership in other key areas of the Company, such as in marketing and real estate, puts Fred's on firm footing in today's challenging retail climate and positions the Company for growth in the years ahead. The Board has great confidence in this decision, and I look forward to continuing my work with Bruce as Chairman to capitalize on the opportunities that lie ahead for Fred's."

In response to the announcement, Efird added, "I am pleased and humbled by the Board's decision to move ahead with the leadership succession plan. For more than a year now, I have visited most of our stores, talked to our team members and vendors, and analyzed the competitive advantages we bring to our customers across 15 states. I have been impressed by the spirit and dedication of our people throughout the organization, and I am excited to have an expanded role in helping Fred's achieve a new level of performance and grow market share by building on our traditional strengths of value, service and convenience."

Prior to joining Fred's, Efird was Executive Vice President-Merchandising for Meijer, Inc., a leading supercenter retailer in the Midwest with more than $13 billion in sales. There he was responsible for all merchandising functions. He also was in charge of marketing and advertising functions as well as pricing and e-commerce for the chain's stores across a five-state area. Prior to that, Efird held management positions with Bruno's Supermarkets, Inc. and Food Lion, Inc.

Hayes was first elected to Fred's Board of Directors in 1987, was named Chief Executive Officer in 1989, and became Chairman in 2001. Prior to joining Fred's, he held various positions with Oppenheimer & Company, including General Partner and Executive Vice President – Corporate Finance and Financial Services.

Fred's, Inc. operates 658 discount general merchandise stores, including 24 franchised Fred's stores. For more information about the Company, visit Fred's website at www.fredsinc.com.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Fred's Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer